EXHIBIT 10.1
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                       FOURTH LOAN MODIFICATION AGREEMENT


     This FOURTH LOAN MODIFICATION AGREEMENT (the "Agreement"), dated as set forth below, by and between FLEET NATIONAL BANK, successor by merger to SUMMIT BANK (the "Bank") and FAIRMOUNT CHEMICAL COMPANY, INC. ("Borrower').

     RECITALS OF FACT AND PURPOSE:

     A. Pursuant to the terms of that certain Secured Credit Agreement (the "Credit Agreement") dated June 30, 1997, Bank extended a revolving credit facility to Borrower (the "Revolving Loan"), pursuant to which Bank agreed to provide Borrower with financial accommodations not to exceed the maximum aggregate principal sum of $750,000.00.

     B. To evidence the Revolving Loan, Borrower executed in favor of Bank that certain Master Advance Note (the "Revolving Note") dated June 30, 1997, pursuant to which Borrower agreed to pay Bank the principal aggregate sum of $750,000.00, or such lesser amounts as may have been borrowed, pursuant to the terms of the Revolving Note.

     C. Pursuant to the terms of that certain Security Agreement dated June 30, 1997 (the "Security Agreement"), Borrower pledged, assigned and transferred to Bank, and granted to Bank a continuing first priority lien and blanket security interest upon all of Borrower's assets, including but not limited to all of Borrower's Equipment, Inventory, Receivables, and General intangibles, as those terms are defined in the Security Agreement.

     D. Pursuant to Amendments to the Credit Agreement dated June 29, 1998, June 30, 1999, May 10, 2000, and April 30, 2001 (the "Amendments"), a Loan Modification Agreement dated October 24, 2001 (the "Loan Modification Agreement"); a Second Loan Modification Agreement dated January 11, 2002 (the "Second Loan Modification Agreement"); a Third Loan Modification dated February 20, 2002 (the "Third Loan Modification Agreement") and a letter agreement dated November 30, 2001 (the "Letter Agreement), the terms of the Credit Agreement were modified to, among other things, (i) decrease the maximum aggregate principal sum of the Revolving Loan to $700,000.00; and (ii) extend the termination date of the Revolving Loan to February 28, 2002. All references hereinafter to the "Credit Agreement" shall be deemed to refer to the Credit Agreement as modified by the Amendments, the Loan Modification Agreement, the Second Loan Modification Agreement the Third Loan Modification Agreement and the Letter Agreement.

     E. Pursuant to extension and/or modification and/or renewal agreements dated on or about April 30, 1999, June 30, 1999, May 10, 2000, April 30, 2001,
October 24, 2001, January 11, 2002 and February 20, 2002 (collectively, the "Note Modification"), the revolving Note was modified to, among other things, reflect the decrease in the maximum principal sum of the Revolving Loan to $700,000. Pursuant to terms of the Note Modifications and the Letter Agreement, the maturity of the Revolving Note was extended to February 28, 2002. All references hereinafter to "Revolving Note" shall be deemed to refer to Revolving Note as modified by the Note Modification and the Letter Agreement.
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     F. The Revolving Loan matured on February 28, 2002 and all principal, interest and other amounts evidenced by the Revolving Note due and payable in full to Bank.

     G. As of the Date of Agreement (as defined below), the outstanding principal balance of the Revolving Note is $700,000.00.

     H. The Borrower has requested that Bank, and Bank has agreed to, extend and modify the terms of the Revolving Loan and the related Loan Documents (as defined below), subject to the terms and conditions set forth in this Agreement

     NOW, THEREFORE, for and in consideration of the matters set forth above, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Bank and Borrower, said parties agree as follows.

1.   DEFINITIONS

     The terms set forth below shall be defined as follows:

     1.1  "Date of Agreement" is as of April 30. 2002.

     1.2  Borrower's address is:  117 Blanchard Street
                                  Newark, New Jersey 07105

     1.3  Bank's Address is:      c/o John Longman, V.P.
                                  301 Carnegie Center
                                  Princeton, New Jersey 08543

     1.4 Collateral" means all property, assets or rights that secure the payment of the Obligations, whether now owned or existing or hereafter created or acquired, and the cash and non-cash proceeds thereof, including but not limited to all of Borrower's Equipment, Inventory, Receivables, and General Intangibles.

     1.5 "Loan Documents" means the Credit Agreement, the Amendments, the Loan Modification agreement, the Second Loan Modification, the Third Loan Modification Agreement, the Note Modifications, the Letter Agreement, the Security Agreement this Agreement; and any other document heretofore, now or hereafter executed by and/or among Bank and Borrower in connection with the Obligations, together with all modifications, extensions and/or renewals thereof



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     1.6  "Obligations' means the Revolving Note indebtedness and any and all other indebtedness, obligations and liabilities of Borrower to Bank of every kind and description, direct or indirect, secured or unsecured. joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how same arise or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to all loans (including any loan by modification, renewal or extension), all indebtedness, all undertakings to take or refrain from taking any action, all indebtedness, liabilities or obligations owing from Borrower to others which Bank may have obtained by purchase, negotiation, discount, assignment or otherwise; and all interest taxes, fees, charges, expenses and reasonable attorney's fees (whether or not such attorney is a regularly salaried employee of Bank, any parent corporation or any subsidiary or affiliate thereof, whether now existing or hereafter created), chargeable to Borrower or incurred by Bank under this Agreement, or any other document or instrument delivered in connection herewith.

     1.7 "Extension Period" means the time period commencing on the Date of Agreement and ending on the earlier of February 28, 2003 or the date any Event of Default occurs.

     1.8 "Event of Default" means each event specified in Section 6 of this Agreement.

     1.9 To the extent not defined in Section 1, and unless the context otherwise requires, all other terms contained in this Agreement shall have the meanings attributed to them by the Uniform Commercial Code in force in the State of New Jersey, as of the Date of Agreement, to the extent that same are used or defined therein.

     1.10 To the extent not defined in Section 1, unless the context otherwise requires, all accounting terms in this Agreement shall be construed in accordance with Generally Accepted Accounting Principles, as of the Date of Agreement to the extent that same are used or defined therein.


2.   INCORPORATION OF RECITALS
     Bank and Borrower acknowledge and agree that each and all of the Recitals set forth at the beginning of this Agreement (i) are true, accurate and complete as of the Date of Agreement and (ii) are hereby incorporated into this Agreement


3.   MODIFICATION OF THE REVOLVING LOAN

     3.1 Simultaneously with the execution of this Agreement, Borrower will execute and deliver to Bank A Master Advance Note Extension and Modification Agreement in the principal sum of $700,000.00 which shall modify& the terms of the Revolving Note as follows:



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
     3.1.1 The maturity date of the Revolving Note will be extended from February 28, 2002 to February 28, 2003.

     3.1.2 The Payment Schedule set forth in the Revolving Note shall be modified to provide for monthly principal payments of $15,000.00 plus all accrued interest commencing May 1, 2002 and continuing on the 1st day of each successive month thereafter, with a final payment of all outstanding principal, interest, late charges and costs (if any) due at the February 28, 2003 maturity date.

     3.1.3 The interest rate set forth in the Revolving Note shall be decreased from Prime Rate of Bank plus three (3%) percent to Prime Rate of Bank plus two (2%).


4.   MODIFICATION OF THE CREDIT AGREEMENT

     4.1 The definition of "Loan Documents" set forth at Section 1.7 of the Credit Agreement is hereby deleted in its entirety and replaced with the definition of 'Loan Documents' set forth in Section 1.5 of this Agreement.

     4.2 The "Termination Date" referenced in Section 1.10 of the Credit Agreement is hereby changed from February 28, 2002 to February 28, 2003.

     4.3 The following subsection shall replace the existing Section 1.11 of the Credit Agreement:

          "1.11 'Eligible Receivables' shall mean Receivables which are not more than 90 days beyond date of invoice and shall not include:

          (1) Receivables wit respect to which the Account Debtor is an officer or employee of Borrower;

          (2) Receivables with respect to which the Account Debtor is a subsidiary of, affiliated with, or related to Borrower or its shareholders, officers or directors;

          (3) Receivables with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by Account Debtor may be conditional.

          (4) Foreign Receivables with respect to which the Account Debtor is not a resident of or located in the United States (except Receivables where the Account Debtors are located in Canada and Puerto Rico and the Bayer AG. Account);

          (5) Receivables with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

          (6) Receivables which are subject to dispute, counterclaim, or setoff;




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
          (7) Receivables with respect to which the goods have not been shipped or delivered, or the services have not been rendered to the Account Debtor;

          (8) Receivables of any Account Debtor which has filed or had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts, or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; except Receivables from the Polaroid account

          (9) Receivables with respect to which the Account Debtor is the United States government or any department or agency of the United States;

          (10) All Receivables of any Account Debtor if 25% or more of the aggregate of all Receivables of such Account Debtor are 90 days or more past due.

          (11) Where an Account Debtor's balances comprise more than 25% of Borrower's Receivables, the portion of the balance due from such Account Debtor which exceeds 25% of the Borrowers Receivables.

          Bank reserves the right, in Bank's sole discretion, to make the final determination as to which of Borrowers Receivables constitute Eligible Receivables."

     4.4  The following subsection shall be added to Section 1.11 of the Credit
          Agreement:

          "1.12 "Eligible Inventory' shall refer to finished goods completed and held by Borrower for shipment to a customer pursuant to a preexisting purchase order and shall not include raw materials or work in progress. Bank reserves the right, in Banks sole discretion, to make the final determination as to which of Borrowers Inventory constitutes Eligible Inventory."

     4.5 Pursuant to the terms of the Loan Documents, all references to re-borrowing any funds re-paid were previously deleted. The parties now wish to provide for further advances, pursuant to the borrowing base formula set forth below. Accordingly, the existing Section 2 of the Credit Agreement (Secured) is hereby deleted and the following subsections are substituted in its place:

          "2.1 Subject to the terms and conditions of the Loan Documents, Bank agrees to lend to Borrower and Borrower agrees to borrow from Bank an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $700,000.00; or (ii) 80% of Eligible Receivables plus 50% of Eligible Inventory from the Date of Agreement to the Termination Date. Within such limits the Borrower may borrow, repay and re-borrow at any time or from time to time.



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
          2.2 Borrower shall provide Bank with a Borrowing Base Certificate substantially in the form attached hereto as Exhibit A on a monthly basis, which shall be satisfactory to Bank in form and substance in its sole discretion. In the event that Borrower fails to provide a satisfactory Borrowing Base Certificate, Bank shall have no obligation to make any advances.


          2.3 If, at any time, Borrower is not in compliance with the borrowing base formula set forth in Section 2.1 then Borrower shall, upon demand by Bank, make an immediate payment to Bank in an amount sufficient to bring the loan back into compliance with the provisions of Section 2.1."

     4.6 Subsection 4.1.4.2 of the Credit Agreement remains unchanged as follows:

          "4.1.4.2 The Borrower shall deliver to Bank within five (5) days of filing with the Securities and Exchange Commission copies of each quarterly l0-Q Report and Annual 10-K Report."

4.7 Subparagraph 4.1.4.3 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

          "41.4.3 within twenty (20) days after the end of each calendar month, Borrower shall provide Bank with (1) a report summarizing the quantities, cost and fair market value of Borrower's Inventory;
               (ii) and an aged analysis of all outstanding Accounts Receivable in form and substance satisfactory to Bank, (iii) Borrowing Base Certificate in form and substance satisfactory to Bank; and (iv) a management prepared financial statement including a balance sheet and statements of income, cash flow and retained earnings, cacti prep area m accordance with generally accepted Accounting Principles, consistently applied, and certified by Borrower's Treasurer."


5.   ADDITIONAL TERMS AND CONDITIONS

     5.1 Borrower shall not sell, assign, lease or otherwise transfer or dispose of any of the Collateral (other than sales of Inventory and goods in the ordinary course of business) without the prior written consent of Bank, which consent sin]] not be unreasonably withheld. In the event that Bank approves any sales, assignments or leases of any of Borrower's trade secrets, processes, or technologies, Borrower' shall pay to Bank 50% of the net proceeds of sale which shall be applied as a principal payment to the Revolving Note indebtedness.

     5.2 Upon execution of this Agreement Borrower shall reimburse Bank for all attorney's fees (whether or not such attorney is a regularly salaried employee of Bank or any parent corporation of Bank) and costs, incurred by Bank in documenting this Agreement and all related documents.

     5.3 Upon execution of this Agreement Borrower shall pay to Bank an extension fee of $14,000.00.



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
     5.4 Bank may (in Bank's sole discretion) conduct quarterly field audits (at Borrowers expense) of the Collateral and Borrower's Accounts, books, records and Inventory commencing in April 2002. Borrower shall cooperate in all respects with such audits and shall provide access as requested by Bank at reasonable times.

     5.5 The Borrower shall, within 30 days of the execution of this Agreement, grant to Bank warrants for the purchase of 200,000 shares of the common stock of Borrower at an exercise price of $0.11 (II cents) per share, which shall be exercisable at any time from the date of the warrant agreement to March 1, 2005. Borrower shall provide all information requested by Bank in connection with the preparation of the warrant documents and execute ~l1 documents deemed necessary by Bank (in its sole discretion) in order to effectuate the grant of the warrants. Failure by Borrower to abide by the terms of this Section
          5.5 shall constitute an Event of Default pursuant to Section 7 of this Agreement.


6.   REPRESENTATIONS AND WARRANTIES OF BORROWER

     Borrower represents and warrants to Bank as follows:

     6.1 Borrower has requested that Bank enter into this Agreement and such request is in the best interests of Borrower.

     6.2 Borrower reaffirms all of the terms and conditions of each of the Loan Documents. Borrower acknowledges and agrees that, except as expressly modified by the provisions of this Agreement, the terms and conditions of each of the Loan Documents shall remain unchanged and in full force and effect.

     6.3 Borrower acknowledges and agrees that, as of the Date of Agreement the Revolving Note (as modified and/or extended) and all other Obligations of Borrower to Bank are not subject to any defenses, set-offs or counterclaims of any kind whatsoever; and any and all such defenses, set-o ifs or counterclaims are hereby expressly waived by Borrower.

     6.4 Borrower acknowledges and agrees that Bank's decision to refrain from exercising part or all of the rights and remedies available to Bank under the Loan Documents as a result of any existing defaults prior to the parties entering into this Agreement was without prejudice to, and did not waive or otherwise modify any of those rights and remedies.

     6.5 Borrower has been duly incorporated and organized, and is validly existing as a corporation in good standing under applicable state or federal law, and is duly qualified as a foreign corporation in those jurisdictions where the conduct of its business or the ownership of its properties require qualification.

     6.6 Nothing contained in this Agreement shall be construed as requiring Bank to extend the Extension Period beyond February 28, 2003.

     6.7 For Borrower and for Borrower's heirs, personal representatives, successors and assigns, Borrower does hereby remise, release and forever discharge Bank, its officers, directors, employees and



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
          stockholders, of and from any and all manner of actions and causes of action whatsoever, at law or in equity, and including, but not limited to, all claims, defenses, set-offs or counterclaims of any kind whatsoever relating to the Loan Documents and this Agreement, which Borrower or Borrowers heirs, personal representatives, successors and assigns ever bad or now have against Bank, its officers, directors, employees and/or stockholders.

     6.8 This Agreement and all of the other Loan Documents executed by or on behalf of Borrower have been duly executed and delivered by the parties thereto, and each constitutes a legal, valid, and binding obligation of Borrower, enforceable in accordance with its respective terms (subject to any applicable bankruptcy, insolvency, moratorium, or other similar laws affecting generally the enforcement of creditors rights).

     6.9 Borrower will execute from time to time such agreements, instruments or other documents as requested by Bank to create, perfect or protect Bank's security interests and liens referred to in this Agreement and in the other Loan Documents, so as to carry out the purpose and intent of this agreement

     6.10 There is no claim, loss, contingency, litigation, or proceeding whether or not pending, threatened, or imminent against or otherwise affecting Borrower that involves the possibility of any judgment or liability not fully covered by insurance or that may result in a material adverse change in the business, properties or condition (financial or otherwise) of Borrower.

     6.11 Borrower has filed all tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessment received by Borrower, to the extent that such taxes and assessments have become due and payable.


7.   EVENTS OF DEFAULT

     In addition to the Events of Default set forth in the Loan Documents, the occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement and the other Loan Documents.

     7.1 The failure of Borrower to pay, as and when due, any sums which Borrower is required to pay pursuant to any of the Loan Documents.

     7.2 Failure of Borrower to perform or observe any term, covenant, warranty or agreement contained in any of the Loan Documents.

     7.3 Any sale, transfer, or other disposition of any Collateral securing the Obligations (other than the sale of Inventory and goods in the ordinary course of Borrower's Business) without the prior written consent of Bank, which consent shall not be unreasonably withheld.

     7.4 If any of the Loan Documents at any time after execution and delivery and for any reason, shall cease to be in frill force and effect or shall be declared to be null and void, or Borrower shall deny that they have any or limber liability & obligation under any of the Loan Documents to which Borrower is a party, and Borrower shall fail to refract in writing such denial within three (3) days after Bank shall have notified Borrower that their denial of liability or obligation constitutes an Event of Default.


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
8.   RIGHTS AND REMEDIES

     8.1 Upon the occurrence of any Event of Default, Bank may, at its option and without notice to Borrower, enforce this Agreement enforce any of the Loan Documents in accordance with their terms, and/or exercise any and all rights and remedies available pursuant to the Loan Documents in such manner as Bank IN its sole and exclusive discretion determines.

     8.2 Upon The occurrence of any Event of Default Bank and any officer or agent of Bank, will hereby be constituted and appointed as true and lawful attorney-in-fact of Borrower with the power to sell, assign, sue for, collect or compromise payment of all or any part of the Collateral in the name of Borrower, or in its own name, or make any other disposition of Collateral, or any part thereof, which disposition may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public sale or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such price against the Obligations.

     8.3 Bank shall have, in addition to any other rights and remedies contained herein, and/or in any Loan Document, all of the rights and remedies of a secured party under the Uniform Commercial Code in force in the State of New Jersey as of the Date of Agreement and all rights and remedies available at law or in equity, all of which rights and remedies shall be cumulative, to the extent permitted by law.

     8.4 Any notice required to be given by Bank of a sale or other disposition of the Collateral or other intended action by Bank made in accordance with the terms herein of any Loan Document at least ten (10) days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. In the event that any of the Collateral is used in conjunction with any real estate, the sale of the Collateral in conjunction with and as one parcel with any such real estate of Borrower shall be deemed to be a commercially reasonable manner of sale. The net proceeds realized by Bank upon any such sale or other disposition, after deduction of the expenses of retaking, holding, preparing for sale, selling or the like and reasonable attorneys' fees and any other expenses incurred by Bank, shall be applied toward satisfaction of the Obligations hereunder. Bank shall account for and return to Borrower any surplus realized upon such sale or other disposition and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, shall not affect the security interest of Bank in the Collateral until the Obligations hereunder or any judgment therefore are fully paid.


9.   GENERAL PROVISIONS

     9.1 The failure of Bank at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms and conditions contained in this Agreement or in any Loan Document shall not waive, affect or diminish any right of Bank at any tine or times thereafter to demand strict performance thereof; and no rights of Bank hereunder shall be deemed to have been waived by any act or knowledge of Bank, its agents, officers or employees, unless such waiver is contained in a writing signed by an officer of Bank and directed to Borrower specifying such waiver. No waiver by Bank of any of its rights shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

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
     9.2 Any demand or notice required or permitted to be given hereunder shall be deemed effective when deposited in the United States mail and sent by certified mail, return receipt requested, postage prepaid, addressed to Bank, Attn: John Longman, Vice President, at 301 Carnegie Center, Second Floor, Princeton, New Jersey 08543, or to Borrower at Borrower's address, or to such other address as may be provided by the party to be notified, on ten (10) days prior written notice to the other party.

     9.3 This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated herein and such understanding shall not be modified except in writing signed by or on behalf of the< parties hereto.

     9.4 Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; should any portion of this Agreement be declared invalid for any reason IN any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement. Furthermore the entirety of this Agreement shall continue in full force and effect in all other jurisdictions and said remaining portions of this Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

     9.5 In the event Bank seeks to take possession of any or all of the Collateral by court process, Borrower hereby irrevocably waives any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waives any demand for possession prior to the commencement of any suit or action to recover said Collateral.

     9.6 Borrower agrees that in the event a petition in Bank is filed by or against Borrower or Guarantors, any "cash collateral" as defined in
          Section 363 of the U.S. Bankruptcy Code shall be used only in accordance with budgets deemed acceptable by Bank in its sole and absolute discretion.

     9.7 The provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, administrators, successors and assigns of Bank and Borrower, provided, however, Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Bank.

     9.8 This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of New Jersey and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said State.

     9.9 Each reference herein or in any Loan Document to Bank shall be deemed to include its successors and assigns, and each reference to Borrower and any pronouns referring thereto as used herein shall be construed in the masculine, feminine, neuter, singular or plural as the context may require, and shall be deemed to include the legal representatives, successors and assigns of Borrower, all of whom shall be bound by the provisions hereof or in any Loan Document. The term `Borrower as used herein shall, if this Agreement or any Loan Document otherwise requires each of them; and each and every representation, promise, agreement and undertaking shall be joint and several.


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
     9.10 The section headings herein are included for convenience only and shall not be deemed to be a part of this Agreement.

     9.11 Borrower shall not hold Bank liable due to any act or failure to act by Bank herein or under any Loan Document except as a result of Bank's gross negligence or willful misconduct. This provision shall survive the termination or expiration of this Agreement or any Loan Document.


10.  WAIVER OF JURY TRIAL

     BORROWER WAIVES TRIAL BY JURY AND CONSENTS TO AND CONFERS PERSONAL JURISDICTION ON THE COURTS OF THE STATE OF NEW JERSEY OR OF THE FEDERAL GOVERNMENT, AND EXPRESSLY WAIVES ANY OBJECTION AS TO VENUE IN ANY SUCH COURTS, AN) AGREES THAT SERVICE OF PROCESS MAY BE MADE ON BORROWER BY MAILING A COPYOF THE SUMMONS TO BORROWER AT BORROWER'S ADDRESS. BANK LIKEWISE WAIVES TRIAL BY JURY.




                                        BORROWER:
ATTEST:                                 FAIRMOUNT CHEMICAL CO., INC.



/s/ Maria Hayducka                      By: /s/ Jerrel Branson
-------------------------               -------------------------------
Maria Hayducka, Secretary               Jerrel Branson, Chief Executive Officer


                                        FLEET NATIONAL BANK, Successor by Merger
ATTEST                                  To SUMMIT BANK.



/s/                                     By: /s/ John Longman
                                        -------------------------------
                                        John Longman, Vice President